FOR IMMEDIATE RELEASE

CONTACT:

Mark Ravenstahl

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: mravenstahl@ansoft.com

ANSOFT CORPORATION BOARD OF DIRECTORS APPROVE 2-FOR-1 STOCK SPLIT

PITTSBURGH, PA --March 7, 2006 -- Ansoft Corporation ("Ansoft") (NASDAQ: ANST), announced today that its Board of Directors approved a 2-for-1 stock split in the form of a 100% stock dividend subject to the Company's stockholders voting in favor of a proposal to increase the authorized common stock of the Company by 25 million shares to 50 million shares. If the share increase is approved, holders of record on the close of business on May 2, 2006 would be entitled to receive on or about May 9, 2006 one additional share for each share held on May 2, 2006.

Stockholders will be asked to vote on the proposed amendment to the Company's Certificate of Incorporation to increase authorized common stock at a Special Meeting of stockholders scheduled to be held on April 20, 2006 at the corporate offices of Ansoft. At the Special Meeting, stockholders will also be asked to approve a new Stock Incentive Plan that replaces the 1995 Stock Option Plan which expired in 2005. Copies of the 2006 Stock Incentive Plan along with a description of its features will be contained in the proxy being sent to stockholders. Further information regarding the Special Meeting and the record date for stockholders entitled to vote at the Special Meeting will be contained in the proxy that will be distributed at least 20 days prior to the Special Meeting.

Nicholas Csendes, Ansoft's President and CEO said "This April will be the tenth year since Ansoft went public at $8.50 a share. It is with great satisfaction that we at Ansoft will mark this tenth anniversary by implementing a 2-for-1 stock split. I would like to thank the employees and shareholders of Ansoft for their effort and support that contributed greatly to our success."

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, internet access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties about the Company's business that are detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the year ended April 30, 2005.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of March 7, 2006. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.